Exhibit 11.1

INSIDER TRADING POLICY
(as approved and adopted by the Board of Directors on September 12, 2023)

1.SCOPE
Ermenegildo Zegna N.V. (the “Company”) is a Dutch public limited liability company the ordinary shares of which are listed on the New York Stock Exchange. Certain provisions of the Insider Trading Laws (as defined in Section 3 below) apply to the Company and its subsidiaries (collectively, the “Group”) and their respective directors (“Directors”), officers (“Officers”) and employees (“Employees”).
This insider trading policy (the “Policy”) is intended to provide guidelines to Insiders (as defined in Section 2 below) in order to:
(1)familiarize them with the rules and disciplinary provisions (requirements, constraints, risks and sanctions relating thereto) under the Insider Trading Laws;
(2)help them comply with the provisions of the Insider Trading Laws that are applicable to the Group and to Insiders; and
(3)set forth certain Group-required policies and procedures that are intended to aid the Group and Insiders to comply with the Insider Trading Laws.
The Company considers compliance with this Policy to be of the utmost importance. Group personnel, including Directors and Officers of the Group, who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause.
Please direct your questions as to any of the matters discussed in this Policy to the Group’s Insider Trading Compliance Officer (refer to Section 11 below).

2.TO WHOM THIS POLICY APPLIES
The Policy applies to the group of people listed below, who are referred to in this Policy as “Insiders”:
(1)Directors and Officers. The term “Officers” includes (1) the Company’s officers named as senior management of the Company in the Company’s most recent Annual Report (“Senior Officers”) and (2) the Company’s principal accounting officer;
(2)Employees of the Group who, by reason of their job, are likely to have access to Material Non-public Information (including, for the avoidance of doubt, any direct reports of the Chief Executive Officer, in whichever capacity, including employees and directors of any subsidiary of the Company, to the extent not included in (1) above) and are identified in a list held by the Insider Trading Compliance Officer and notified in writing from time to time that they are considered Insiders under this Policy;
(3)Relatives who are members of the same household, the spouse, partner equivalent to a spouse under national law and anyone else who resides with any of the individuals identified in (1) or (2) above, as well as family members who do not reside with the individuals identified in (1) or (2) above but whose transactions in securities are directed by, or are subject to the influence or control of, the foregoing (such as parents or children who consult with an insider before they trade in securities); and
(4)Any other natural or legal person, trust entity or partnership (i) whose managerial responsibilities are discharged by, (ii) who is directly or indirectly controlled by, or (iii) whose economic interests are substantially equivalent to, an insider referred to under (1), (2) or (3) above.
Directors, Officers and employees are expected to be responsible for compliance by the Insiders referred to under (3) and (4) of this Section 2 related to them, as well as their own compliance. For the avoidance of doubt, the Company shall not be deemed to be an Insider for purposes of this Policy.
From time to time, other persons may become Insiders and be subject to the relevant requirements of the Policy if such persons have or may have access to Material Non-public Information (as defined in Section 3 below) or receive Material Non-public Information from any Insider. The Company will seek to notify these persons when they become Insiders but all persons nonetheless have a duty not to trade in the Company’s securities if they are in possession of Material Non-public Information.

Every Insider has the individual responsibility to comply with this Policy against insider trading. An Insider may, from time to time, have to forego a proposed transaction in Securities even if he or she planned to make the transaction before learning of the Material Non-public Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
3.DEFINITIONS
The terms “Insider Trading Laws”, “Material Non-public Information” and “Securities” are defined as follows:

3.1INSIDER TRADING LAWS
The term “Insider Trading Laws” includes the anti-fraud provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Section 10(b) of, and Rule 10b-5 under, the Exchange Act, as well as related anti-fraud and enforcement provisions of the U.S. federal and state securities laws;
The term “Material Non-public Information” is defined to be information about the Company, the Group or the Securities that is not known to persons outside the Group or otherwise non-public and that could be considered material to an investor in making a decision to buy or sell Securities. Information is “non-public” if it has not been disseminated in a manner reasonably designed to make it available to the investing public generally. Information becomes public when it is disseminated to the investing public and there has been adequate time for the public to digest that information.
In general, a fact about a company is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy, hold or sell that company’s securities. In short, any information that could reasonably be expected to affect the trading price of a company’s securities is material. In this regard, potential market reaction or sensitivity to the information is a key consideration. Moreover, although multiple pieces of information may not be material individually, if the aggregate effect of those pieces, when they become public, would alter the “total mix” of available information and result in a reevaluation of the issuer’s securities, then such pieces of information are considered material. The determination as to materiality depends on the facts and circumstances, and it is very difficult to define each and every category under this heading.
Schedule 1 sets forth a list of types of information that should be considered sensitive and may be deemed material and accordingly could qualify as Material Non-public Information if not generally available to investors. This list is not exhaustive and should be viewed solely as a guide for further consideration of the materiality of a particular fact, circumstance or development which may be material depending on the circumstances. No implication should be drawn that a particular event is or is not material by virtue of its inclusion or exclusion from the list. Information may be “material” whether positive or negative.
If an Insider has a question as to whether particular information is a Material Non-public Information, such Insider should consult the Company’s Insider Trading Compliance Officer for guidance prior to trading Securities.
If securities transactions become the subject of scrutiny, regulatory authorities including the U.S. Securities and Exchange Commission and prosecutors, courts and others will ultimately decide what is material and/or non-public after the fact. As a result, before engaging in any transaction, Insiders should carefully consider how regulators and others might view the transaction in hindsight.
The belief, even if in good faith, that material information has been made public at the time an individual trades does not relieve that individual from liability if he or she is wrong.
In the event any Insider receives any inquiry from outside the Company, such as a stock analyst or other securities market professional, for information (particularly financial results and/or projections), the inquiry must be referred to the Company’s investor relations department, which is responsible for coordinating and overseeing the release of such information to the investing public, analysts, and others in compliance with applicable laws and regulations.

3.2SECURITIES
The “Securities” to which this Policy applies include the Company’s ordinary shares, any preferred shares, bonds and notes and the shares, bonds and notes of any of the Company’s subsidiaries and derivative securities of such securities (such as options, puts, calls or warrants or any other financial instrument by which the above securities can be acquired or subscribed) whether or not issued by the Company (and whether or not settled in such securities or in cash).
In addition, this Policy applies to securities of a third party to the extent that an Insider acquires Material Non-public Information in relation to that third party or the financial instruments of that third party as a result of the Insider’s employment with, or service to, the Group.
This Policy applies to Securities regardless of whether they are held in a brokerage account, an employee investment (e.g. 401(k)) or similar account.

4.INSIDER TRADING AND INSIDER TIPPING
As further specified in Section 5, Insiders are prohibited from (i) trading in Securities while in possession of Material Non-public Information, (ii) recommending or inducing third parties to trade in Securities while in possession of Material Non-public Information and (iii) passing Material Non-public Information on to any person unless the person has a “need to know” the information for Group-related reasons and such disclosure is made in the normal exercise of the employment duties of the Insider.
4.1INSIDER TRADING
Insiders who want to either buy or sell Securities are subject to the anti-fraud provisions of applicable law, including the Exchange Act, and are as a result not permitted to trade Securities while in possession of Material Non-public Information.
The use of Material Non-Public Information by cancelling or amending a transaction concerning Securities to which the Material Non-Public Information relates may also considered to be inside dealing subject to the antifraud provisions.
However, certain exemptions apply (refer to Section 7 below), including Rule 10b5-1 under the Exchange Act, which provides a “safe harbor” for Insiders who trade pursuant to qualified written Trading Plans (as defined below) that they entered into prior to becoming aware of Material Non-public Information.
4.2INSIDER TIPPING
The Insider Trading Laws also prohibit Insiders from “tipping,” either (i) by revealing Material Non-public Information concerning the Group to others outside the normal requirements of their employment, profession, duties or position and for company-related reasons where such information may be used by such person to profit by trading in the securities of companies to which such information relates, or (ii) by recommending or inducing others to buy or sell Securities or to cancel or amend an order concerning the Securities while possessing Material Non-public Information.
5.PROHIBITIONS APPLICABLE TO INSIDERS
While the general operation of the below limitations is straightforward, there may be situations in which their applicability is not clear. In these situations, when an Insider has questions concerning any particular transaction, the Insider must call the Group’s Insider Trading Compliance Officer in advance of making any trade.
5.1GENERAL
The Policy prohibits Insiders from:
(i) trading in Securities, including purchasing or selling or making any offer to purchase or sell Securities when aware of or in possession of Material Non-Public Information concerning the Group or the

Securities, whether or not during a Blackout Period, until such information has been known publicly for at least one full trading day or has otherwise ceased to be Material Non-Public Information;
(ii) trading in Securities, including purchasing or selling or making any offer to purchase or sell Securities, unless the trade occurs during an open trading window (i.e., the period when no Blackout Period is in place);

(iii) revealing any Material Non-public Information to any other person (including family members) outside the normal requirements of their employment, profession, duties or position and for company-related reasons, or making recommendations or expressing opinions as to trading in Securities while in possession of Material Non-public Information;

(iv) purchasing or selling securities of any other company if any Material Non-public Information in relation to that company or the financial instruments of that company has been obtained by Insiders through their roles and responsibilities at the Group or in the course of their employment or affiliation with the Group; and

(v) placing Securities in margin accounts or pledging Securities at any time when the Insider is aware of Material Non-public Information or is otherwise not permitted to trade in Securities.

Furthermore, participants in any employee investments (e.g. 401(k)) plan may not transfer any Securities (including any matching contributions made in Securities) out of the Company stock fund during any Regular or Special Blackout Period.

As noted in Section 6.3 below, trading in the Securities outside a Blackout Period should not be considered a “safe harbor,” and all Insiders are responsible for their individual compliance with applicable securities and other laws at all times.

5.2SHORT SALES AND DERIVATIVES
No Insider may engage in a short sale of the Securities under any circumstances. A short sale is a sale of Securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter. Transactions in certain put and call options for the Securities may in some instances constitute a short sale.

To ensure compliance with this Policy and applicable Insider Trading Laws, the Company requires that all Insiders refrain from investing in derivatives of the Securities, such as puts or call options, as well as from participating in hedging transactions involving Securities, at any time. Short sales and investing in other derivatives of the Securities are prohibited by this Policy even when a “trading window” is open.

5.3GIFTS
For purposes of this policy, gifts of Securities will be treated as sales of Securities. For Insiders, the making of gifts of Securities shall occur only when a “trading window” is open.

6.BLACKOUT PERIODS
The purpose of the Blackout Periods is to help prevent inadvertent violations and to avoid the appearance of an improper transaction during periods in which material information is likely to be available to the Company but has not yet been disclosed to, and absorbed by, the public. Insiders, by virtue of their positions with the Company, may be more likely than others to possess Material Non-public Information during these periods. To reduce the risk of claims that Insiders have violated an anti-fraud or insider trading provision, Insiders may not trade Securities during any “Blackout Period” (regardless of whether it is a Regular or Special Blackout Period). These Blackout Periods do not apply to the Company in connection with its own securities transactions in light of the Company’s ability to assess whether there exists Material Non-public Information, and if necessary to make supplemental public disclosures of such Material Non-public Information, in connection with any offering, sale or purchase by the Company of its securities.
At the beginning of each year, the Company will post notices of Regular Blackout Periods on its Intranet sites. For employees and other covered individuals without access to the relevant Intranet announcements, notices of Regular Blackout Periods will be communicated via email, via notice attached to the individual’s pay slip, and/

or via display on Company premises. It is the responsibility and obligation of each Insider to make sure that no Blackout Period, either Regular or Special, is in effect prior to trading in Securities.
Any questions regarding the Blackout Periods should be raised with the Group’s Insider Trading Compliance Officer prior to trading in Securities.
6.1REGULAR BLACKOUT PERIODS
The Company maintains four mandatory Regular Blackout Periods each year. For so long as the Company reports earnings or revenues on a calendar quarter basis, the Regular Blackout Periods begin on the first calendar day following the official end date of each quarter (i.e., January 1, April 1, July 1 and October 1), and end after the completion of one full trading day following the Group’s public release of its earnings or revenues for the relevant period. In other words, if earnings are publicly released prior to market open, trading may not commence until the next business day, and if earnings are publicly released following market close, trading may not commence until the second business day following release.
Insiders should note that earnings releases may be delayed beyond the scheduled release date, in which case the actual ending date of a Regular Blackout Period will be extended commensurately.
The prohibitions of this Section 6 shall not apply to transactions as referred to in Section 7 conducted pursuant to a Trading Plan.
6.2SPECIAL BLACKOUT PERIODS
From time to time, the Company or the Insider Trading Compliance Officer may impose a Special Blackout Period to prohibit some or all Insiders and any other employees of the Group as it may deem appropriate from trading Securities because of material developments, or potentially material developments, known to the Group and not yet disclosed to the public. In such event, no such prohibited Insider may engage in any transaction involving the purchase or sale of the Securities, and such prohibited Insiders may not disclose to others the fact of such suspension of trading until the second business day after the Company or the Insider Trading Compliance Officer has lifted the Special Blackout Period.
6.3NO TRADING ON MATERIAL NON-PUBLIC INFORMATION AT ANY TIME
Even outside a Blackout Period, any Insider who is aware of or possesses Material Non-public Information concerning the Group may not engage in any transactions in the Securities until such information has been known publicly for at least one full trading day or has otherwise ceased to be Material Non-public Information.
Trading in the Securities outside a Blackout Period should not be considered a “safe harbor,” and all Insiders are responsible for their individual compliance with applicable securities and other laws and therefore must use good judgment in determining whether to purchase or sell Securities at all times.
7.EXEMPTIONS
7.1TRADING PLANS UNDER RULE 10B5-1 UNDER THE EXCHANGE ACT
An Insider may elect to trade in Securities pursuant to a written plan or set of instructions to his or her bank or broker (a “Trading Plan”) that complies with Rule 10b5-1 under the Exchange Act and that meets the other conditions set forth below. The Company encourages the adoption of a Trading Plan by all Insiders who intend to sell shares, including for the purpose of covering any withholding tax payable in respect of share awards (“sell-to-cover”). Trades made pursuant to a Trading Plan that complies with Rule 10b5-1 and the minimum conditions set forth below may occur during a Blackout Period and/or while the Insider may otherwise be in possession of Material Non-Public Information. In addition, trades made pursuant to any such Trading Plan will not be subject to the preclearance procedures.
Insiders may enter into a Trading Plan (1) with a broker administering the delivery of equity incentives under the Company’s Equity Incentive Plan offering a standard form of Trading Plan preapproved by the Company, or (2) with a broker of their own choice.
All Trading Plans must be approved in advance by the Insider Trading Compliance Officer in writing. All Trading Plans must be filed promptly with the Insider Trading Compliance Officer with a certificate executed by the relevant Insider stating that the Trading Plan (i) is a bona fide Trading Plan that complies with Rule 10b5-1 and (ii) meets the following minimum conditions:
•The Trading Plan is in writing and signed by the person adopting the Trading Plan.
•The person adopting the Trading Plan is not aware of any Material Non-Public Information as of the date of the adoption of the Trading Plan, is entering into the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and is acting in good faith with respect to the Trading Plan. If the person adopting the Trading Plan is a Director or an Officer, he or she must include a representation in the Trading Plan certifying the foregoing.
•The Trading Plan may be not adopted or amended by the Insider during a Blackout Period.
•If the person adopting the Trading Plan is a Director or an Officer, no trades occur under the Trading Plan until expiration of a cooling-off period ending on the later of (i) 90 days after the adoption of the Trading Plan, and (ii) two business days after disclosure of the Company’s financial results in a Form 20-F or Form 6-K for period in which the Trading Plan is adopted; provided that such cooling-off period is subject to a maximum of 120 days after adoption of the Trading Plan.
•If the person adopting the Trading Plan is an Insider other than a Director or an Officer no trades occur under the Trading Plan until expiration of a cooling-off period ending 30 days after the adoption of the Trading Plan.
•The Trading Plan specifies a fixed number of shares to be purchased or sold, or specifies or sets a formula for the amount of shares to be purchased or sold, the dates on which the shares are to be purchased or sold, and the prices at which the shares are to be purchased or sold.
•Unless approved by the Insider Trading Compliance Officer, the person adopting the Trading Plan shall only have one outstanding Trading Plan at a time.
•Unless approved by the Insider Trading Compliance Officer, no person shall be permitted to adopt more than one single-trade Trading Plan during any consecutive 12-month period. “Single-trade Trading Plan” means a Trading Plan designed to effect the trade of the total amount of securities covered by the Trading Plan as a single transaction.
•The Trading Plan complies with any applicable guidelines regarding Trading Plans that may be issued from time to time by the Insider Trading Compliance Officer.
Modifications to an existing Trading Plan affecting the amount, price or timing of the purchase or sale of the Securities shall be deemed to constitute both the termination of such Trading Plan and the adoption of a new Trading Plan which will be subject to all the requirements of this Section 7, including the mandatory cooling-off period.
The Company strongly recommends that any person seeking to adopt a Trading Plan consult with his or her legal counsel prior to the adoption of a Trading Plan.
Each individual adopting a Trading Plan is solely responsible for compliance with Rule 10b5-1 and ensuring that such Trading Plan meets the other conditions set forth above. Insiders also remain individually responsible for compliance with all applicable laws, rules and regulations on insider trading and remain subject to disciplinary action for any violations of this Policy, regardless of whether a Trading Plan has been adopted. Notwithstanding the conditions set forth above, the Company does not undertake any obligation to ensure that a Trading Plan filed with the Company complies with Rule 10b5-1.

8.PRECLEARANCE OF TRANSACTIONS BY DIRECTORS AND OFFICERS AND CERTAIN OTHER EMPLOYEES
No Director or Officer, no Insider related to a Director or an Officer (pursuant to items (3) or (4) of the definition of Insiders) and no other Group employee and Insider who may be designated from time to time and so notified by the Insider Trading Compliance Officer (collectively, the “Preclearance Individuals”) may (i)

trade in Securities (except for trades under a Trading Plan that complies with Rule 10b5-1 and the minimum conditions and preapproval policies set forth in Section 7) even outside of a Blackout Period or (ii) implement a trading plan under Rule 10b5-1 of the Exchange Act without first complying with the Company’s preclearance process as set forth below.
Preclearance Individuals must notify in writing the Company’s Insider Trading Compliance Officer not less than two (2) business days prior to commencing any trade in the Securities of the amount and the date or dates of the proposed trade by completing and submitting the preclearance request form provided by the Company. The pre‐clearance request form includes a statement by the Preclearance Individual that (1) he or she is not in possession of Material Non-public Information, and (2) the proposed trade does not violate any regulatory trading restrictions. No trade may be effected until the relevant Preclearance Individual has received the approved pre‐clearance request form, even if two (2) business days have passed since the pre‐clearance request form was submitted. If the Insider Trading Compliance Officer is unavailable for more than forty-eight hours, or the trade is requested by the Insider Trading Compliance Officer, the Company’s Chief Financial Officer may approve the transaction. Clearance of a transaction is valid only for a forty-eight hour period unless the relevant Preclearance Individual comes into possession of Material Non-public Information before then; if the transaction is not completed within that forty-eight hour period, clearance of the transaction must be re-requested.
Preclearance Individuals must also seek preclearance to establish a trading plan under Rule 10b5-1 at least one week in advance of the time that the Preclearance Individual plans to enter into it.
The Insider Trading Compliance Officer is not under any obligation to approve a trade or trading plan submitted for preclearance, and may determine not to permit a trade or trading plan at his or her sole discretion. Preclearance of a transaction or trading plan does not constitute an affirmation by the Company or the Insider Trading Compliance Officer that the relevant Preclearance Individual is not in possession of Material Non-public Information or is otherwise trading Securities in compliance with applicable law; it is not a defense to a claim of insider trading and does not excuse Preclearance Individuals from otherwise complying with Insider Trading Laws or this Policy.
9.PENALTIES
9.1LEGAL PENALTIES
Insiders found liable for insider trading may be subject to severe criminal and civil penalties (including significant fines and jail terms) for trading of securities based on material non-public information. In addition, insiders may also be liable for “tipping” if any person to whom they have disclosed the material non-public information engages in improper securities transactions.
The Group may also be subject to significant sanctions and penalties if Insiders engage in insider trading.
9.2GROUP PENALTIES
In addition to any legal penalties, a violation of this Policy may subject the Insider, if a Director, to removal and, if an Officer or Employee, to disciplinary action by the Group, up to and including termination of employment for cause.
10.MAINTAINING CONFIDENTIALITY
All Insiders should avoid communicating non-public information relating to the Group to any person (including family members and friends) unless the person has a “need to know” the information for Group-related reasons. This guideline applies without regard to the materiality of the information. It is the responsibility of each Insider to take whatever practicable steps are appropriate to preserve the confidentiality of non-public information.
To avoid even the appearance of impropriety, each Insider should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Securities or the securities of other companies of which he/she has knowledge as a result of his/her employment or association with the Group.
If an individual communicates information that someone else uses to trade illegally in securities, the legal penalties described above will apply whether or not such individual personally derived any benefit from the illegal trading.

If an Insider inadvertently discloses Material Non-public Information, or discovers that someone else inside or outside the Group has, the Insider should immediately report the facts to the Group’s Insider Trading Compliance Officer for a decision regarding the appropriate remedial steps.
11.INSIDER TRADING COMPLIANCE OFFICER
The Company has appointed the Group’s General Counsel as the Group’s Insider Trading Compliance Officer. The duties of the Insider Trading Compliance Officer shall include, but not be limited to, the following:
(1)Performing cross-checks from time to time, as deemed appropriate by the Group’s Insider Trading Compliance Officer, of available materials, which may include, officers and directors questionnaires and reports received from the Group’s share administrator and transfer agent, to determine trading activity by Directors, Officers and Employees and others who have, or may have, access to Material Non-public Information.
(2)Circulating the Policy (and/or a summary thereof) to all individuals covered by this Policy on an annual basis and providing the Policy and other appropriate materials to new Directors, Officers and Employees covered by this Policy.
(3)Coordinating with the Group outside counsel regarding compliance with Insider Trading Laws to ensure that the Policy is amended as necessary to comply with such requirements.
(4)Coordinating and supervising the implementation of the exemptions set forth under Section 7 of this Policy, including Trading Plans adopted in compliance with Rule 10b5-1 under the Exchange Act; provided, however, that the Insider Trading Compliance Officer is not responsible for determining whether such plans are in compliance with Rule 10b5-1.
The Insider Trading Compliance Officer is authorized to conduct an investigation or to call an investigation to be conducted, regarding transactions in Securities that have been executed or undertaken by, on the instruction of, or for the benefit of an Insider. The Insider Trading Compliance Officer is authorized to report in writing the results of such investigation to the Chairperson of the Audit Committee of the Company’s board of directors. Prior to this reporting, the Insider must be given an opportunity to react on the results of the investigation. All Insiders are obliged to collaborate in the investigation. If requested any Insider will instruct his or her bank or broker or responsible intermediary to provide the Insider Trading Compliance Officer with any requested information of the transactions executed in the Securities.
The individual who is subject to said investigation will be informed of the results of the investigation by the Chairperson of the Audit Committee. If the investigation concerns the Chairperson of the Audit Committee, the task and responsibilities of the Chairperson of the Audit Committee under this clause shall rest with the Chief Executive Officer.

Schedule 1 NON-EXHAUSTIVE LIST OF POTENTIAL "MATERIAL" EVENTS INVOLVING THE COMPANY
Set forth below is a list of types of information, whether relating to actual occurrences, known plans or risks relating thereto or significant developments thereon, that may be deemed “material” and accordingly could qualify as Material Non-public Information if not generally available. This list should be viewed solely as a guide for further consideration of the materiality of a particular fact, circumstance or development and no implication should be drawn that a particular event is or is not material by virtue of its inclusion or exclusion from the list
(i)Earnings reports or quarterly revenue statements;
(ii)Proposal or agreements involving a merger, acquisition, divestiture, joint venture or similar transaction that is of material significance for the business, or other extraordinary corporate event;
(iii)Performance inconsistent with or changes to externally communicated financial, sales or other performance targets;
(iv)Performance inconsistent with or changes to financial, sales and other significant internal business forecasts;
(v)Significant changes in sales volumes, market share, production scheduling, product pricing, mix of sales, strategic plans, or liquidity;
(vi)Loss of a significant supplier;
(vii)Major cybersecurity breach;
(viii)Liquidity concerns;
(ix)Decrease or increase in dividend rate or payment of a special dividend;
(x)Labor problems of material significance for the Group;
(xi)Changes of debt or corporate ratings;
(xii)Significant changes in accounting treatment, write-offs or effective tax rate;
(xiii)Significant certain offerings of securities (particularly equity offerings);
(xiv)Significant change in senior management; and
(xv)Major litigation or government investigations.